Exhibit 10.30

Supplemental Agreement to Managing Director Service Contract dated 6th March 2002 and subsequent arrangement dated 21st November 2006

between

Woodward GmbH

(previously Leonhard Reglerbau Dr.-Ing. Adolf Leonhard GmbH)

Handwerkstraße 29, 70565 Stuttgart

- ,,Company“ -

and

Mr Gerhard Lauffer,

Goldregenweg 40, 70565 Stuttgart

- ,,Managing Director“ -

Preamble

Woodward, Inc.’s (Woodward’s) Electrical Power Systems business group structure will undergo various organizational changes. Upon completion of the planning phase, the changes will be announced at the end of FY2012 or at the beginning FY2013, i.e., late September or early October 2012. More specifically, it is intended to consolidate the Electrical Power Systems business group (“EPS”) into the Engine Systems business group (“ES”) and into Industrial Turbomachinery Systems business group (“ITS”), and consequently, EPS will cease to be a separate business group within Woodward’s Energy business segment. This will include that Power Generation and Distribution (“PG&D”) and Power Solutions (“PS”), which are currently sub-segments under EPS, will be moved to ES. Wind Power Systems (“WPS”) and Power Conversion Systems (“PCS”), which will be moved to ITS, will form a new organizational unit under ITS, Renewable Power Systems (“RPS”).

The parties jointly find that their current contractual arrangement will not adequately reflect the business situation resulting from the intended organizational changes.

Agreement

Therefore, effective as of the date of signature of this Supplemental Agreement, the Parties agree as follows:

1.	The Managing Director will continue in both his roles as Managing Director of the Company and as a President of Woodward, Inc. While Managing Director may no longer be deemed an officer pursuant to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, he will remain a corporate Officer of Woodward, and will, effective October 1, 2012, lead RPS until the earlier of (i) June 30, 2013, or (ii) such time that Woodward at its sole discretion releases Managing Director from all of his duties as Managing Director taking into consideration the Company’s appointment of a successor and a reasonable transition period (such earlier date, the “Role Change Date”). During the period prior to this release of duties, the Managing Director will continue to report to the CEO and Chairman of the Board of Woodward, Inc., Thomas A. Gendron.

2.

The Parties agree that their service relationship will end effective on 3rd October 2014 (“Termination Date”). In accordance with (and at the time described in) Section 1 above, the Managing Director shall be released from his obligation to perform his services as such, from the Role Change Date until the Termination Date (the “Role Change Period”). Any outstanding vacation entitlements shall as of the Role Change Date be compensated by the Company. During the Role Change Period, Managing Director hereby waives any right to, and acknowledges that he shall not accrue, any vacation and shall have no claim for any further payments related thereto.

During the Role Change Period, the Managing Director shall remain an employee of the Company and shall continue to provide services to the Company such as providing guidance and consult to the Chief Executive Officer, and remaining otherwise available for answering business related questions to a reasonable extent. Clause 8 of this Agreement remains unaffected. Notwithstanding the foregoing, following the Role Change Date, Managing Director shall be free to seek additional employment elsewhere; provided, however, that the non-compete obligation according to section 60 German Commercial Code (“Handelsgesetzbuch”) shall remain in force until the Termination Date. Section 615, second sentence, German Civil Code (“Biirgerliches Gesetzbuch”) on third party income shall not apply. In the event the Managing Director takes up additional employment elsewhere during the Role Change Period, the “reasonable extent” to which he would then still be obliged to provide services to the Company shall be understood in such a way that the scope, duration and frequency of such services may not impede the Managing Director’s obligations in his new employment beyond what can acceptably be expected from the Managing Director.

3.	The Managing Director’s remuneration entitlement for work performed through September 30, 2012 shall remain unaffected, i.e., he will be paid according to the regular payments including variable pay elements (Management Incentive Plan (“MIP”) and Long Term Incentive Plan (“LTIP”)) that may be earned for FY2012 and paid out after the close of FY2012 and subject to approval of the Board of Directors of Woodward in the usual manner.

For the time period between 1st October 2012 and Termination Date, the Managing Director shall receive monthly gross remuneration equal to 1/12th of Managing Director’s total compensation for FY2011. Such amount shall include all of Managing Director’s compensation elements, including: (i) base salary; (ii) MIP; (iii) LTIP; and (iv) stock options “delivered value” (it being understood and agreed that Managing Director will not receive new stock option awards in the future). The parties agree that such total monthly gross sum is EUR 61,063 plus—as before—the Company’s share in the mandatory social security contributions, less applicable withholdings and deductions. Managing Director agrees that such monthly payment during the Role Change Period shall constitute any and all financial and in-kind entitlements he may have against the Company, Woodward, or any other affiliated entities.

Until Termination Date the Company will continue the payments, as they currently exist, for certain “fringe” benefits including premiums for the direct life insurance (no. 297 382-02 with Hannoversche Lebensversicherung a.G., EUR 127.82 gross per calendar month), the company pension reinsurance mentioned in clause 9 of this agreement (EUR 5,107.02 gross per calendar year) and mobile phone. In addition to this, the Company shall make the necessary declarations for transferring the said direct life insurance to the Managing Director by Termination Date.

4.	The Managing Director’s entitlement to exercise vested stock options that have been granted until including the awards granted on October 3, 2011 in accordance with the provisions of the Woodward 2006 Omnibus Plan and the Managing Director’s related Stock Option Agreements shall remain unaffected. For the avoidance of doubt, the last 25% of the October 3, 2011 stock option grant to Managing Director will not be exercisable, because they will not have vested by Termination Date.

5.	Following the Role Change Date and the Termination Date, Managing Director shall submit outstanding reimbursable expenses and shall return Company items, as applicable, including without limitation, the Company car, in accordance with the respective Company policies.

6.	Effective upon the Role Change Date, or as soon as technically possible thereafter and as directed by the Company, the Managing Director will resign from all and any positions and offices he holds with any Woodward affiliates or on behalf of Woodward. The Managing Director agrees to sign and approve all documents required for effecting his resignations, and until effectiveness of the respective resignations he will continue to sign and approve documents in the respective position as appropriate in the ordinary course and as directed by the Company.

7.	The Managing Director is obliged, also after the Termination Date, not to disclose to any third party any confidential business, company, technical or other information relating to the Company or its affiliates which has become known to him or with which he was entrusted during the term of his employment. Also, the Managing Director shall keep confidential the contents of this Agreement unless he is obliged by statutory laws to divulge such information or the information is required for tax or social security purposes. Managing Director represents that he has at all times prior to the Effective Date maintained the confidentiality of such information.

8.	The Managing Director is aware that the Company is not in a position to give information about the legal consequences of this Agreement under social or tax law, but that the appropriate authorities are positioned and obliged to provide such information.

9.

With this Agreement the parties intend to regulate their entire legal relationship. The parties agree that, with the exception of the above-mentioned entitlements, neither party hereto shall have any further rights, entitlements or claims against the other party (and with respect to the Company, including but not limited to the Company’s affiliates, subsidiaries and direct or indirect parent companies, including but not limited to Woodward, Inc.), resulting from and in connection with the employment relationship and its termination, of whatever kind, including any and all entitlements claimed by Managing Director to variable compensation, payments for the contractually agreed post-contractual non-compete covenant (which is herewith mutually waived), and further including any other claims by Managing Director for remuneration of any kind, be they known or unknown, and irrespective of the date on which such claims originate. Not included hereunder are non-forfeitable rights and claims resulting from tort, including the entitlement of the Managing Director to a Company pension promised by the Company (under its former name of Leonhard-Reglerbau Dr. Ing. Adolf Leonhard GmbH) dated 30th October 1992 and the pledged pension life insurance no. 42 925 20-7 with R+V Lebensversicherung. After the Termination Date, the Managing Director shall be provided with a respective notification on his company pension entitlement pursuant to Sec. 4a para. 1 Nr. 1 German Company Pensions Act. Further, the Managing Director confirms that he does not have any further entitlements against entities affiliated with the Company, except with respect to stock options, which are covered by, and will be treated in accordance with, the Woodward 2006 Omnibus Plan and Managing Director’s associated Stock Option Agreements.

10.	This Supplemental Agreement shall be subject to approval by Woodward’s Board of Directors or any committee thereof, including the Compensation Committee, and shall supersede all prior written or verbal agreements and employment contracts between the parties. The Managing Director herewith terminates with immediate effect all other potentially existing employment or service agreements with other group companies.

11.	In case individual provisions of this agreement are ineffective, the remaining regulations shall remain in effect. In lieu of the invalid provision or as a remedy to the possible incompleteness of the agreement, an appropriate valid provision, which the parties would have intended if they had known of the ineffectiveness or of the incompleteness of the agreement and which should correspond either to the commercial effect of the invalid provision or come as close to it as possible, shall replace the invalid one.

12.	This agreement is governed by the laws of the Federal Republic of Germany.

Signatures	appear on the following page:

[Ort, Datum/place, date]	[Ort, Datum/place, date]

Woodward GmbH, represented by its shareholder, Woodward Aken GmbH, in turn represented by one of its shareholders, Woodward, Inc., which is in turn represented by	Gerhard Lauffer

Thomas A. Gendron Chairman and Chief Executive Officer, Woodward, Inc.

5